Exhibit 23.1

Consent of Registered Public Accounting Firm

We consent to the references to our firm under the caption "Experts" and to the use of our report dated February 20, 2004 in the Registration Statement on Form F-4 and related Prospectus of Net Serviços de Comunicação S.A. for the registration of its offer to exchange U.S.$76,593,068 7.0% Senior Secured Notes due 2009 and cash for U.S.$ 97,692,000 12 5/8% Senior Guaranteed Notes due 2004.

Ernst & Young Auditores Independentes S.S.

/s/ Pedro L. Siqueira Farah
Partner

São Paulo, Brazil
November 4, 2004

(LETTER HEAD_ Ernst & Young Auditores Independentes S.S. Sao Paolo, Brazil)

November 4, 2004

The Board of Directors and Stockholders of
Net Serviços de Comunicação S.A.

We are aware of the incorporation by reference in this Registration Statement on Form F-4 and related Prospectus of Net Serviços de Comunicação S.A. (the “Company”), for the registration of its offer to exchange U.S.$76,593,068 7.0% Senior Secured Notes due 2009 and cash for U.S.$97,692,000 12 5/8% Senior Guaranteed Notes due 2004, of our report dated July 30, 2004 relating to the unaudited condensed consolidated interim financial statements of the Company as of and for the six-month period ended June 30, 2004 that are included in Form 6-K dated August 30, 2004.

Sincerely,

/s/ Pedro L. Siqueira Farah
Partner